SPECTRA-PHYSICS SCANNING SYSTEMS, INC.
959 Terry Street
Eugene, OR  97402-9120

March ___, 1996



Dear_________:

         As you know, at the present time, Spectra-Physics Scanning Systems, Inc. (the "Company") is considering making an initial public offering of all or a portion of its stock in a firm underwritten offering to the public (an "IPO"). Nevertheless, it is also possible that Spectra-Physics, Inc. ("Spectra-Physics") could determine that it would be more appropriate to sell the Company to a third party. For the purposes of this letter, a "Transaction" means the sale, in a single transaction or a series of related transactions, by Spectra-Physics of:
(i) a majority of the then  outstanding  shares of the  Company's  common stock,
(ii) a majority of the combined voting power of the then outstanding securities of the Company or (iii) a majority of the fair market value of the Company's assets. In the event that Spectra-Physics determines to pursue a Transaction to sell the Company, your importance to this continued success of the Company becomes even more critical. In recognition of the significant extra work, time and effort you would expend during a Transaction process and to create an additional incentive for you to ensure your continued commitment and support for the Company through the completion of a Transaction, the Company wishes to provide the severance benefits described in this Third Party Severance Letter Agreement. Accordingly, you and we agree as set forth below.

         If on or after the closing date of a Transaction (the "Closing Date") and prior to the date that is six months after the Closing Date of the Transaction (i) your employment is terminated without cause (as defined below) by the Company, or (ii) you terminate your employment with the Company for Good Reason (as defined below), among other reasons, then, except as provided below, for a period of ___ months following such termination, the Company will continue to pay to you an amount equal to ___% of your then current monthly base salary and provide you with your then current health, dental, life and accidental death and dismemberment insurance benefits.

         If on or after the date that is six months after the Closing Date and prior to the date that is 18 months after the Closing Date (i) your employment is terminated without Cause (as defined below) by the Company, or (ii) you terminate your employment with the Company for Good Reason (as defined below), then, except as provided below, for a period of 18 months following such termination, the Company will continue to pay to you an amount equal to ___% of your then current monthly base salary and provide you with your then current health, dental, life and accidental death and dismemberment insurance benefits.

         Notwithstanding the foregoing, if any payment to you, whether pursuant to this letter agreement of otherwise, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, then payments hereunder will be reduced to avoid imposition of such excise tax. In the event of a dispute between you and the Company regarding whether any such payment will be subject to such excise tax, the dispute will be resolved by a "Big Six" accounting firm, not previously engaged by either you or the Company, mutually acceptable to you and the Company.

         At the end of either such severance period, you shall be entitled to exercise your COBRA rights to purchase health, dental and other medical insurance under the Company's health insurance plan. In the event of your death or permanent disability, all remaining severance installment payments otherwise payable to you hereunder will be accelerated and paid within 30 days to you or your heirs and legal representatives.

         All payments due to you hereunder will be subject to all applicable employment and withholding taxes.

         For the purposes of this agreement, "Good Reason" shall mean the occurrence or existence of any of the following with respect to you:

         (i) your base salary plus bonus at target is reduced from that currently in effect, or your other employee benefits are in the aggregate materially reduced from those currently in effect (unless such reduction of employee benefits applies to employees of the Company generally);

         (ii) your place of employment is moved more than 20 miles from its current location; or

         (iii) you are assigned duties that are demeaning or are otherwise materially inconsistent with the duties currently performed by you.

         Before you may terminate your employment for Good Reason, you must notify the Company in writing of your intention to terminate and the Company shall have 15 days after receiving such written notice to remedy the situation, if possible.

         For purposes of this agreement, "Cause" shall mean the occurrence or existence of any of the following with respect to you, as determined in good faith by the Board of Directors of the Company:

         (i) your conviction of a felony;

         (ii) your refusal to perform such services as may be reasonably delegated or assigned to you consistent with your position, by the Board of Directors; or

         (iii) your willful misconduct or gross negligence in connection with the performance of your duties as an employee of the Company that materially adversely affects your ability to perform your duties for the Company or materially adversely affects the Company.

         If the sale of the Company occurs by means of a sale of the assets of the Company, the term "Company" herein shall thereafter be deemed to be a reference to the purchaser of such assets and if you are offered employment by such purchaser or an affiliate of such purchaser in a comparable position to your current position with the Company with comparable duties and authorities and on terms and conditions substantially similar to those currently in effect, and you do not accept such offer, your employment with the Company may thereafter be terminated by the Company and you shall be deemed to have voluntarily terminated your employment without Good Reason.

         Nothing in this letter agreement shall be construed as giving you any right to remain in the employ of the Company and you hereby acknowledge that you are and will remain an employee-at-will of the Company, terminable with or without Cause.

         This letter agreement contains the entire understanding between you and the Company and its affiliates with respect to the matters covered hereby and supersedes any prior written or oral agreement or understanding with respect to the matters covered hereby, but shall not affect certain letter agreements between you and the Company or its affiliates, dated the date hereof. Any payments due to you under this letter agreement will be in lieu of any severance benefits or severance payments to which you may be entitled under any other agreement between you and the Company or under the Company's policies (other than payments of accrued vacation or expense reimbursements) and in lieu of any incentive payments under the Company's incentive compensation programs. This letter agreement may be amended or modified only by an agreement in writing executed by you and by the Company.

         This letter agreement shall be construed and interpreted under the laws of the State of Oregon. Because it is agreed that time will be of the essence in determining whether any payments are due to you under this Third Party Severance Letter Agreement, any disputes arising hereunder shall be submitted to binding arbitration in Eugene, Oregon, or such other place as the parties may agree. The parties agree that the arbitration award shall be the sole and exclusive remedy between them regarding any and all claims arising hereunder.

         The arbitration shall be conducted pursuant to the commercial rules of the American Arbitration Association, subject to the following provisions:

         (i) the arbitration hearing shall be held within seven days (or as soon thereafter as possible) after the selection of the arbitrator, no continuance of said hearing shall be allowed without the mutual consent of the parties, absence from or nonparticipation at the hearing by either party shall not prevent the issuance of an award, hearing procedures which will expedite the hearing may be ordered at the arbitrator's discretion, and the arbitrator may close the hearing in his or her sole discretion when he or she decides he or she has heard sufficient evidence to satisfy issuance of an award;

         (ii) the arbitrator's award shall be rendered as expeditiously as possible and the parties will request that the arbitrator render the award no later than one week after the close of the hearing, the award of the arbitrator shall be final and binding upon the parties, the award may be enforced in any appropriate court as soon as possible after its rendition and if an action is brought to confirm the award, both parties agree that no appeal shall be taken by either party from any decision rendered in such action; and

         (iii) the prevailing party, as determined by the arbitrator, in any such arbitration proceeding shall be awarded reasonable costs and attorneys' fees.

         If prior to the Closing Date of a Transaction your employment is terminated by the Company without Cause at the request or suggestion of the proposed purchaser of the Company with the intention of attempting to avoid its obligations under this letter agreement, then you shall nevertheless be entitled to all the benefits afforded to you under this letter agreement as if you employment was terminated by the Company without Cause immediately following the Closing Date of such Transaction.

         This agreement shall terminate and be of no further force or effect upon the completion of an IPO or if a definitive agreement for a Transaction has not been signed by August 31, 1996 or such later date as the Company notifies you in writing; provided that if such definitive agreement is terminated without the closing of a Transaction occurring thereunder, this letter agreement shall also terminate. Notwithstanding the definition of transaction contained elsewhere herein, any business combination transaction with a particular company (the identity of which we have previously agreed upon) in which Spectra-Physics retains, directly or indirectly, a majority ownership interest or a majority of the voting power in the surviving entity, but does not or is not entitled to elect a majority of the board of directors thereof, will be considered a Transaction hereunder.

         This agreement shall insure to the benefit of your heirs, assigns, and legal representatives. Additionally, this agreement shall be binding upon the parties hereto, and their respective successors and assigns.

                                  Very truly yours,


                                  SPECTRA-PHYSICS SCANNING
                                  SYSTEMS, INC.

                                     By: /s/
                                     Title:

Agreed and Accepted

                           , 1996